UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2024
MarketWise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39405	87-1767914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1125 N. Charles St.
Baltimore, Maryland 21201
(Address of principal executive offices, including zip code)

(888) 261-2693
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MKTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On July 3, 2024, a Special Committee (the “Committee”) of the Board of Directors (the “Board”) of MarketWise, Inc. (the “Company”) agreed on a non-binding term sheet (the “Non-Binding Term Sheet”) with F. Porter Stansberry (the “Seller”) for the potential acquisition by the Company of 100% of the issued and outstanding membership interests of Porter & Company, LLC (the “Target”), at a purchase price of $40 million, subject to adjustment (the “Purchase Price” and such potential acquisition, the “Potential Acquisition”). The Non-Binding Term Sheet contemplates that the Company will pay $10 million of the Purchase Price in cash and the remaining $30 million in the form of a secured promissory note, to be paid out over three years (the “Deferred Consideration”). The Non-Binding Term Sheet also contemplates that, at the Closing, the Seller will enter into a license and noncompetition agreement with the Company (the “License and Noncompetition Agreement”), pursuant to which, among other things, the Seller will agree to be subject to certain restrictive covenants including non-competition, non-solicitation, and non-disparagement covenants, in each case for a period of up to five years after the Closing. The License and Noncompetition Agreement will terminate before such five-year anniversary in the event of a change of control of the Company or Target after the Closing, or in the event that an installment of the Deferred Consideration is not paid within 30 days of the due date.
The Committee was designated by the Board in December 2023, and granted the exclusive authority of the Board to consider, review and analyze the facts and circumstances relating to any potential acquisition of membership interests in the Target, negotiate the terms, and approve or reject any potential acquisition of membership interests in the Target. At the time it designated the Committee, the Board resolved not to authorize any action, or take any action, with respect to any potential acquisition of membership interests in the Target, in the absence of a prior recommendation by the Committee that such action be authorized or taken. The Committee previously retained Morris, Nichols, Arsht & Tunnell LLP as its independent legal counsel and Kroll Securities, LLC and Kroll, LLC as its independent financial advisor.
The Non-Binding Term Sheet does not create any obligation on the part of any party. The Non-Binding Term Sheet is non-binding and the entry into of any definitive agreement with respect to the Potential Acquisition remains subject to the satisfactory completion of due diligence by both parties and the negotiation and execution of a definitive agreement on terms mutually acceptable to each party (in the case of the Company, acting through the Committee). No assurances can be given that the Potential Acquisition will be entered into or be consummated. As the parties continue to negotiate terms, it is possible that, through these negotiations, the proposed terms of the Potential Acquisition may change, including as a result of the ongoing diligence efforts of both parties, market conditions and other factors. Either party may determine to abandon the Potential Acquisition at any time for any reason, including the parties’ respective beliefs regarding the preferability of any potential transaction to other alternatives that may be available to them, as well as other factors.
The foregoing description of the Non-Binding Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Binding Term Sheet, which is filed as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1
Non-Binding Term Sheet (incorporated by reference to Exhibit 99.9 to F. Porter Stansberry's General Statement of Acquisition of Beneficial Ownership on Schedule 13D/A, filed with the SEC on July 8, 2024).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarketWise, Inc.

Date: July 9, 2024	By:	/s/ Scott Forney
	Name:	Scott Forney
	Title:	General Counsel